EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Adobe Systems Incorporated:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-10753, 33-18986, 33-23171, 33-30976, 33-36501,  33-38387,  33-48210,  33-63518,  33-78506,  33-83030,  33-83502, 33-83504, 33-84396, 33-86482, 33-59335, 33-63489,  33-63851, 333-28195,  333-28203, 333-28207,  333-57589, 333-81191,  333-87165,  333-39524, 333-52214,  333-57074,  333-72424, 333-90518, 333-108014, 333-130104, 333-130185,  333-144676, 333-153657, 333-130104, 333-158404, 333-162779, 333-167968 and 333-170254) on Form S-8 and 333-164378 on Form S-3 of Adobe Systems Incorporated of our report dated January 27, 2011 with respect to the consolidated balance sheets of Adobe Systems Incorporated and subsidiaries as of December 3, 2010 and November 27, 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 3, 2010, and the effectiveness of internal control over financial reporting as of December 3, 2010, appearing elsewhere in this Form 10-K.

Our report on the consolidated financial statements refers to changes in the accounting for multiple element revenue transactions and tax uncertainties in fiscal 2010 and fiscal 2008, respectively, resulting from the adoption of new accounting pronouncements.

/s/KPMG LLP
Mountain View, California
January 27, 2011